Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Amount of Registration Fee
3.500% Notes due 2024	$900,000,000	98.730%	$888,570,000	$114,448
4.250% Notes due 2034	$600,000,000	97.636%	$585,816,000	$75,454
4.625% Notes due 2044	$500,000,000	98.338%	$491,690,000	$63,330

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-186728

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 19, 2013)

$2,000,000,000

The Dow Chemical Company

$900,000,000 3.500% Notes due 2024

$600,000,000 4.250% Notes due 2034

$500,000,000 4.625% Notes due 2044

The notes due 2024 will bear interest at the rate of 3.500% per year, the notes due 2034 will bear interest at the rate of 4.250% per year and the notes due 2044 will bear interest at the rate of 4.625% per year. Interest on the notes will be payable on April 1 and October 1 of each year, beginning April 1, 2015. The notes due 2024 will mature on October 1, 2024, the notes due 2034 will mature on October 1, 2034 and the notes due 2044 will mature on October 1, 2044. We may redeem the notes of any series at our option, at any time in whole, or from time to time in part, at the applicable redemption prices set forth under “Description of the Notes—Optional Redemption.” If we experience a change of control repurchase event, we may be required to offer to purchase the notes of each series from holders as described under “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Repurchase Event.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness from time to time outstanding. The notes of each series will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks that are described under “Risk Factors” beginning on page S-12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note due 2024	Total	Per Note due 2034	Total	Per Note due 2044	Total
Public offering price (1)	98.730%	$888,570,000	97.636%	$585,816,000	98.338%	$491,690,000
Underwriting discount	0.450%	$4,050,000	0.875%	$5,250,000	0.875%	$4,375,000
Proceeds, before expenses, to us	98.280%	$884,520,000	96.761%	$580,566,000	97.463%	$487,315,000

(1)	Plus accrued interest, if any, from September 16, 2014 to the date of delivery.

The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V. as operator of the Euroclear System, on or about September 16, 2014.

Joint Book-Running Managers

Citigroup	Deutsche Bank Securities	Mizuho Securities	RBS

Senior Co-Managers

Banca IMI                BBVA                 RBC Capital Markets                Santander                 Scotiabank

SMBC Nikko            SOCIETE GENERALE             Standard Chartered Bank            Wells Fargo Securities

Co-Managers

Ramirez & Co., Inc.                     The Williams Capital Group, L.P.

September 9, 2014

You should rely only on the information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted.

You should not assume that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is accurate as of any date other than the dates on the front of this prospectus supplement or the accompanying prospectus or the date of the report incorporated by reference or the information contained therein, as the case may be.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes and other information. The second part is the accompanying prospectus dated February 19, 2013, which is part of our Registration Statement on Form S-3 (No. 333-186728) and contains more general information, some of which does not apply to this offering.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” in this prospectus supplement.

No person is authorized to give any information or to make any representation that is different from, or in addition to, those contained or incorporated by reference into this prospectus supplement, the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement, the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or an invitation on our behalf or the underwriters or any of them, to subscribe for or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “Dow,” “we,” “us,” “our,” and “Company” refer to The Dow Chemical Company and its consolidated subsidiaries. References to “TDCC” refer to The Dow Chemical Company excluding its subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term in this document, it is defined in the accompanying prospectus.

ALTERNATIVE SETTLEMENT DATE

It is expected that delivery of the notes will be made against payment therefor on or about September 16, 2014, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisors.

CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus, and the documents incorporated by reference, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Those statements relate to developments, results, conditions or other events we expect or anticipate will occur in the future. We intend words such as “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “may,” “opportunity,” “plan,” “project,” “should,” “could,” “strategy,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions to identify forward-looking statements. The forward-looking statements involve risks and uncertainties that may affect our operations, markets, products, services, prices and other factors as more fully discussed elsewhere in this prospectus supplement, the accompanying prospectus, and in the documents incorporated herein by reference. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that our expectations will be realized. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about us and this offering discussed elsewhere in this prospectus supplement, the accompanying prospectus or the documents that we have filed with the Securities and Exchange Commission (the “SEC”) that are incorporated herein by reference. It may not contain all of the information that is important to you in deciding whether to purchase the notes. We encourage you to read the entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated herein by reference, including the financial statements and notes thereto, prior to deciding whether to purchase the notes.

Dow’s Business

Dow combines the power of science and technology to passionately innovate what is essential to human progress. The Company is driving innovations that extract value from the intersection of chemical, physical and biological sciences to help address many of the world’s most challenging problems such as the need for clean water, clean energy generation and conservation, and increasing agricultural productivity. Dow’s integrated, market-driven, industry-leading portfolio of specialty chemical, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 180 countries and in high growth sectors such as packaging, electronics, water, coatings and agriculture. Dow’s net sales for the year ended December 31, 2013 and for the three months ended June 30, 2014 were $57.1 billion and $14.9 billion, respectively. At June 30, 2014, the Company employed approximately 53,000 people worldwide. The Company’s more than 6,000 products are manufactured at 201 sites in 36 countries across the globe. The following are descriptions of the Company’s six operating segments.

Electronic and Functional Materials

Dow Electronic Materials is a leading global supplier of enabling materials for applications such as consumer electronic devices, flat-panel displays and telecommunications. The business produces materials for chemical mechanical planarization (“CMP”); materials used in the production of electronic displays, including films and filters; metalorganic precursors for light-emitting diodes (“LEDs”); organic light-emitting diode (“OLED”) materials; products and technologies that drive leading-edge semiconductor design; materials used in the fabrication of printed circuit boards; and integrated metallization processes for metal finishing and decorative applications. Dow Electronic Materials includes Display Technologies, Growth Technologies, Interconnect Technologies and Semiconductor Technologies.

Functional Materials is a portfolio of businesses that creates performance-enhancing solutions that enable customers to differentiate their products in the global pharmaceutical, food, water, energy and home and personal care markets. This group also provides key materials for industrial uses around the world. Functional Materials includes Dow Consumer and Industrial Solutions, Dow Microbial Control and Dow Pharma and Food Solutions.

The Electronic and Functional Materials segment also includes a portion of the Company’s share of the results of Dow Corning Corporation (“Dow Corning”), a joint venture that manufactures silicone and silicone products, which is owned 50 percent by the Company.

Coatings and Infrastructure Solutions

Dow Building and Construction is comprised of three businesses - Dow Building Solutions, Dow Construction Chemicals and Dow Solar Solutions. Leveraging more than 60 years of building science experience and deep application expertise, Dow creates high-performance solutions designed to help make residential and commercial buildings more comfortable, last longer, save energy and reduce emissions. The business offers extensive lines of industry-leading insulation, air sealing and weatherization products and systems; construction chemical solutions for increased durability, water resistance and lower systems costs; and, building-integrated photovoltaics.

The Dow Coating Materials business manufactures and delivers solutions that leverage high quality, technologically advanced product offerings for architectural paint and coatings, as well as industrial coatings applications, including paper, leather, concrete, wood, automotive, maintenance and protective industries. Dow Coating Materials introduced the industry’s first waterborne technology in 1953 and has since led the industry’s conversion away from solvent borne technology to allow for lower volatile organic compound and an improved sustainability profile while pushing performance boundaries.

Dow Water and Process Solutions is a leading provider of purification and separation technologies. The business provides the critical technology, including reverse osmosis membranes and ion exchange resins, to help customers with a broad array of separation and purification needs such as reusing waste water streams, making fresh drinking water from sea water, creating a closed loop water system for oil field operations, making controlled release drugs possible, and removing impurities in dairy processing. A primary goal of the business is to drive down the cost and energy requirements to treat water.

The Performance Monomers business produces specialty monomer products that are sold externally as well as consumed internally as building blocks used in downstream polymer businesses. The business’ products are used in several applications, including cleaning materials, personal care products, paints, coatings and inks.

The Coatings and Infrastructure Solutions segment also includes a portion of the Company’s share of the results of Dow Corning, which is owned 50 percent by the Company.

Agricultural Sciences

The Agricultural Sciences segment is a global leader in providing crop protection and plant biotechnology products, urban pest management solutions and healthy oils. The business invents, develops, manufactures and markets products for use in agriculture, industrial and commercial pest management, and food service. The segment has broad global reach with sales in 130 countries and research and development (“R&D”) and manufacturing facilities located in all geographic areas. Growth is achieved through the development of innovative new products and technologies, successful segmentation of market offerings with leading brands, diverse channels to market, cost competitive positions, strategic bolt-on acquisitions, and commercial and R&D collaborations. The Company is committed to the development of innovative new biological and crop protection products and technologies.

Performance Materials

The Performance Materials segment is comprised of eleven market-focused, technology-driven, customer-centric businesses that are advantaged through integration and driven by innovative technology and solutions. Products produced by this segment are back-integrated into feedstocks, supporting a low-cost manufacturing base and consistent, reliable supply. The Performance Materials segment is positioned for growth through diverse markets and product offerings. The segment has broad geographic reach with sales in over 140 countries and manufacturing facilities located in all geographic areas. Performance Materials has a diverse product line that serves customers in a large number of industries, including automotive, consumer, construction, infrastructure, oil and gas, appliance and electronics.

Performance Materials includes Amines; Chlorinated Organics; Dow Automotive Systems; Dow Formulated Systems; Dow Oil, Gas & Mining; Dow Plastics Additives; Epoxy; Oxygenated Solvents; Polyglycols, Surfactants & Fluids; Polyurethanes; and, Propylene Oxide/Propylene Glycol.

The Performance Materials segment included Dow Haltermann until it was fully divested at December 31, 2011. The segment also includes the results of Map Ta Phut Olefins Company Limited and a portion of the results of Sadara Chemical Company, both joint ventures of the Company.

Performance Plastics

The Performance Plastics segment is a solution-oriented portfolio composed primarily of three businesses, Dow Elastomers, Dow Electrical and Telecommunications, and Dow Packaging and Specialty Plastics. These businesses serve high-growth, high value sectors where Dow’s world-class technology and rich innovation pipeline creates competitive advantages for customers and the entire value chain. These businesses have complimentary market reach, asset capabilities and technology platforms that provide the Company with immediate and long-term growth synergies. The segment has broad geographic reach with sales in more than 100 countries and manufacturing facilities located in all geographic areas. Market growth is expected to be driven by major shifts in population demographics, improving socioeconomic status in emerging geographies, consumer and brand owner demand for increased consumer convenience, efforts to reduce food waste, growth in telecommunications networks, specifically broadband and LTE networks, and global development of electrical transmission and distribution infrastructure and renewable energy applications.

The Performance Plastics segment also includes the results of Univation Technologies, LLC and a portion of the results of EQUATE Petrochemicals Company K.S.C., The Kuwait Olefins Company K.S.C., The SCG-Dow Group and Sadara Chemical Company, all joint ventures of the Company.

On December 2, 2013, the Company sold its Polypropylene Licensing and Catalysts business to W. R. Grace & Co. On September 30, 2011, the Company sold its global Polypropylene business to Braskem SA. Both businesses were reported in the Performance Plastics segment through the date of divestiture.

Feedstocks and Energy

The Feedstocks and Energy segment is the largest global producer of ethylene, chlorine, caustic soda and purified ethylene oxide. This segment is also a leading purchaser and producer of propylene and one of the world’s largest industrial energy producers. Combining best-in-class technologies, unparalleled scale and highly integrated operations, Feedstocks and Energy supplies cost-advantaged building blocks to our performance and market driven businesses. The majority of Dow’s advantaged internal feedstock supply is used to enable our downstream businesses. In 2013, Dow’s higher-margin performance businesses consumed 100 percent of propylene, approximately 90 percent of ethylene and ethylene oxide and more than 80 percent of chlorine produced internally by Dow. The Company strategically locates its downstream production units near its hydrocarbon cracking facilities to enable back-integration into feedstocks.

Dow’s global scale and feedstock flexibility creates a cost-advantaged foundation for the Company’s downstream, market-driven businesses. In North America, new shale gas opportunities—and the resulting increased supplies and stabilized raw material prices—have made the Company’s ethane—and propane-based production more cost-competitive and also offer cost benefits to the energy-intensive chlor-alkali manufacturing process. The Company’s U.S. and European hydrocarbon cracking facilities allow Dow to use different feedstocks in response to price conditions. Meanwhile, the Company’s U.S. Gulf Coast investments will strengthen ethylene and propylene integration and establish a platform for growth of Dow’s downstream businesses.

Feedstocks and Energy includes Chlor-Alkali/Chlor-Vinyl, Energy, Ethylene Oxide/Ethylene Glycol and Hydrocarbons.

The Feedstocks and Energy segment also includes the results of MEGlobal and a portion of the results of EQUATE Petrochemicals Company K.S.C., The Kuwait Olefins Company K.S.C. and The SCG-Dow Group, all joint ventures of the Company.

Corporate

Corporate includes results of the Company’s insurance company operations, the results of Ventures (which includes new business incubation platforms focused on identifying and pursuing new commercial opportunities); Venture Capital; non-business aligned technology licensing and catalyst activities; environmental operations; enterprise level mega project activities; gains and losses on sales of financial assets; stock-based compensation expense and severance costs; asbestos-related defense and resolution costs; foreign exchange results; and certain corporate overhead costs and cost recovery variances not allocated to the operating segments.

Our principal executive offices are located at 2030 Dow Center, Midland, Michigan 48674, and our telephone number is (989) 636-1000. Our Internet website address is www.dow.com. The information on or connected to our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider them to be a part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	The Dow Chemical Company

Securities Offered	$900,000,000 3.500% notes due 2024
$600,000,000 4.250% notes due 2034
$500,000,000 4.625% notes due 2044

Maturity	The notes due 2024 will mature on October 1, 2024. The notes due 2034 will mature on October 1, 2034. The notes due 2044 will mature on October 1, 2044.

Interest	Interest on the notes will accrue from September 16, 2014 at the rate of 3.500% per year, in the case of the notes due 2024, 4.250% per year, in the case of the notes due 2034 and 4.625% per year, in the case of the notes due 2044. Interest on the notes will be payable semi-annually in arrears on April 1 and October 1 of each year, beginning April 1, 2015.

Optional Redemption	The notes due 2024 will be redeemable, at any time in whole or from time to time in part, prior to July 1, 2024 (three months prior to their maturity date), the notes due 2034 will be redeemable, at any time in whole or from time to time in part, prior to April 1, 2034 (six months prior to their maturity date) and the notes due 2044 will be redeemable, at any time in whole or from time to time in part, prior to April 1, 2044 (six months prior to their maturity date), in each case at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined under “Description of the Notes—Optional Redemption”), plus 20 basis points, in the case of the notes due 2024, 20 basis points, in the case of the notes due 2034 and 25 basis points, in the case of the notes due 2044.

We will also pay the accrued and unpaid interest on the notes to, but excluding, the redemption date.

On and after July 1, 2024 (three months prior to their maturity date), in the case of the notes due 2024, April 1, 2034 (six months prior to their maturity date), in the case of the notes due 2034 or April 1, 2044 (six months prior to their maturity date), in the case of the notes due 2044 , the notes will be redeemable, at any time in whole or from time to time in part, at our option at 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Repurchase at the Option of Holders Upon a Change of Control Repurchase Event
If we experience a “Change of Control Repurchase Event” (as defined in this prospectus supplement), we will be required, unless we have exercised our right to redeem the notes, to offer to purchase the notes of each series at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest.

Ranking	The notes will be our senior unsecured obligations and will rank equal in right of payment to our other senior unsecured debt from time to time outstanding. At June 30, 2014, we had approximately $17.2 billion of long-term indebtedness outstanding on a consolidated basis, of which $3.6 billion of subsidiary indebtedness would be structurally senior to the notes.

Use of Proceeds	We intend to use the proceeds from this offering for general corporate purposes, which may include repaying or refinancing indebtedness or other obligations, funding pension contributions, funding capital expenditures and financing working capital. See “Use of Proceeds.”

Further Issues	We may from time to time, without notice to or the consent of the holders of the notes of a series, create and issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) and ranking equally and ratably with the notes of a series offered hereby in all respects, as described under “Description of the Notes—General.” Any additional debt securities having such similar terms, together with the applicable series of notes offered hereby, will constitute a single series of securities under the indenture.

Denomination and Form	We will issue the notes of each series in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes of each series will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Material United States Federal Tax Consequences	For a summary of the material United States federal tax considerations relating to the purchase, ownership and disposition of the notes, see “Material United States Federal Tax Consequences.”

Risk Factors	Investing in the notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	New York

Summary Financial and Other Data

The following summary financial and other data should be read in conjunction with our consolidated financial statements, and the notes relating thereto, incorporated by reference into this prospectus supplement and the accompanying prospectus.

Results of the Polypropylene business sold on September 30, 2011, the results of Dow Haltermann, which was fully divested by December 31, 2011 and the results of the Polypropylene Licensing and Catalysts business sold on December 2, 2013, are included in our consolidated results through the date of divestiture.

	Three Months Ended June 30,		Year Ended December 31,
	2014	2013	2013	2012	2011
	(unaudited)
	(dollars in millions)
Statement of Income Data:
Net sales	$14,917	$14,577	$57,080	$56,786	$59,985
Cost of sales	12,344	12,103	47,594	47,792	51,029
Income from continuing operations before income taxes (1)	1,314	3,238	6,804	1,665	3,601
Net income available for The Dow Chemical Company common stockholders (1)	882	2,340	4,447	842	2,402
Balance Sheet Data (end of period):
Total assets	$68,756	$70,142	$69,501	$69,605	$69,224
Total current assets	24,283	25,327	24,977	23,684	23,422
Total current liabilities	11,879	12,613	11,971	11,493	13,634
Working capital (2)	12,404	12,714	13,006	12,191	9,788
Property	55,969	54,366	55,114	54,366	52,216
Net property	17,901	17,202	17,454	17,520	17,299
Notes payable	587	505	443	396	541
Long-term debt due within one year	208	846	697	672	2,749
Long-term debt	17,036	17,475	16,820	19,919	18,310
Total debt (3)	17,831	18,826	17,960	20,987	21,600
Preferred Stock	4,000	4,000	4,000	4,000	4,000
The Dow Chemical Company’s stockholders’ equity	26,753	23,211	26,898	20,877	22,281
Total equity	27,735	24,200	27,924	21,867	23,291
Redeemable noncontrolling interest	191	147	156	147	147

Financial Ratios:
Income from continuing operations before income taxes as a percent of net sales	8.8%	22.2%	11.9%	2.9%	6.0%
Return on stockholders’ equity (4)(5)	15.5	NM	19.4	5.0	13.1
Debt as a percent of total capitalization (6)	39.0	43.6	39.0	48.8	48.0
Ratio of earnings to fixed charges (7)	6.2x	7.9x	6.1x	2.3x	3.2x

(1)	During the second quarter of 2013, the Company recorded a nonrecurring, pretax gain of $2.195 billion related to the K-Dow arbitration, which significantly increased “Income from continuing operations before income taxes” and “Net income available for The Dow Chemical Company common stockholders” for the three months ended June 30, 2013 and the year ended December 31, 2013. See Part II, Item 8. Financial Statements and Supplementary Data, Note 14 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for further information.
(2)	“Working capital” equals “Total current assets” minus “Total current liabilities.”

(3)	“Total debt” equals “Notes payable” plus “Long-term debt due within one year” and “Long-term debt.”
(4)	“Return on stockholders’ equity” equals “Net income available for The Dow Chemical Company common stockholders,” divided by “The Dow Chemical Company’s stockholders’ equity” less “Preferred Stock.” “Net income available for The Dow Chemical Company common stockholders” is annualized for purposes of the three-month calculations.
(5)	“Return on stockholders’ equity” for the three months ended June 30, 2013, using the formula described in note 4, is not meaningful due to the inclusion of a nonrecurring, $2.195 billion pretax gain related to the K-Dow arbitration recorded in the second quarter of 2013.
(6)	“Debt as a percent of total capitalization” equals “Total debt” divided by “Total debt” plus “Redeemable noncontrolling interest” and “Total equity.”
(7)	For the purposes of these ratios, earnings consist of income from continuing operations before income taxes, noncontrolling interests and equity in earnings of nonconsolidated affiliates; plus fixed charges, amortization of capitalized interest and distributed income of nonconsolidated affiliates; minus capitalized interest and preferred security dividends. Fixed charges consist of interest expense and amortization of debt discount, capitalized interest, preferred security dividends, and a portion of rentals deemed to represent an interest factor.

RISK FACTORS

You should carefully consider the following risk factors, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The factors described below represent our principal risk factors.

Risks Relating to Our Business

For a discussion of the risks related to our business and industries, see “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013.

Risks Relating to the Notes

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries.

The notes are senior unsecured obligations of TDCC and will rank equally in right of payment to TDCC’s other senior unsecured debt from time to time outstanding. The notes are not secured by any of TDCC’s assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

TDCC’s subsidiaries are separate and distinct legal entities from TDCC. TDCC’s subsidiaries have no obligation to pay any amounts due on the notes or to provide TDCC with funds to meet its payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by TDCC’s subsidiaries could be subject to statutory or contractual restrictions. Payments to TDCC by its subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. TDCC’s right to receive any assets of any of its subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if TDCC is a creditor of any of its subsidiaries, its right as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to that held by TDCC. At June 30, 2014, we had approximately $17.2 billion of long-term indebtedness (including the current portion thereof) outstanding on a consolidated basis, of which $3.6 billion of subsidiary indebtedness would be structurally senior to the notes.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes—Repurchase at the Option of Holders Upon a Change of Control Repurchase Event.”

The indenture does not restrict the amount of additional debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market values of the notes. These credit ratings may not reflect the potential impact of risks relating to structures or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are new issues of securities for which there currently are no established trading markets. We do not intend to list the notes of either series on a national securities exchange. While the underwriters of the notes have advised us that they intend to make a market in the notes of each series, the underwriters will not be obligated to do so and may stop their market-making at any time. No assurance can be given:

•	that markets for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the prices at which you may be able to sell your notes.

USE OF PROCEEDS

We estimate the net proceeds from this offering will be approximately $1,951 million (after deducting underwriting discounts and our offering expenses). We intend to use the proceeds from this offering for general corporate purposes, which may include repaying or refinancing indebtedness or other obligations, funding pension contributions, funding capital expenditures and financing working capital.

CAPITALIZATION

The following table sets forth, as of June 30, 2014, our consolidated cash and cash equivalents, short-term debt and long-term debt, redeemable noncontrolling interest and equity on an actual basis and as adjusted to give effect to the issuance of the notes offered hereby. You should read this table in conjunction with our consolidated financial statements and related notes thereto which are incorporated by reference herein.

	At June 30, 2014
	Actual	As Adjusted
	(dollars in millions)
Cash and cash equivalents	$3,843	$5,794

Short-term debt (including notes payable and current maturities of long-term debt)	$795	$795

Long-term debt:
Long-term debt (including current maturities of long-term debt)	$17,244	$17,244
Notes due 2024 offered hereby	—	888
Notes due 2034 offered hereby	—	586
Notes due 2044 offered hereby	—	492

Less: current maturities of long-term debt	208	208

Total long-term debt	17,036	19,002

Redeemable noncontrolling interest	191	191

Equity:
Cumulative Convertible Perpetual Preferred Stock, Series A	4,000	4,000
Common stock	3,107	3,107
Additional paid-in capital	4,672	4,672
Retained earnings	22,372	22,372
Accumulated other comprehensive loss	(4,729)	(4,729)
Unearned ESOP shares	(342)	(342)
Treasury stock at cost	(2,327)	(2,327)

The Dow Chemical Company’s stockholders’ equity	26,753	26,753

Noncontrolling interests	982	982

Total equity	27,735	27,735

Total long-term debt, redeemable noncontrolling interest and total equity	$44,962	$46,928

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus, to which reference is made. References to “we,” “us” and “our” in this section are only to The Dow Chemical Company and not to its subsidiaries.

General

The notes will be issued under an indenture dated as of May 1, 2008, between us and The Bank of New York Mellon Trust Company, N.A., as trustee.

The notes will be our senior unsecured obligations and will rank equal in right of payment to our other senior unsecured debt from time to time outstanding. The notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will be recognized behind these creditors. At June 30, 2014, we had approximately $17.2 billion of long-term indebtedness outstanding on a consolidated basis, of which $3.6 billion of subsidiary indebtedness was structurally senior to the notes.

The notes due 2024 will initially be limited to $900,000,000 in aggregate principal amount and will mature on October 1, 2024. The notes due 2024 will bear interest at the rate of 3.500% per year from the original issue date, or from the most recent interest payment date to which interest has been paid or provided for.

The notes due 2034 will initially be limited to $600,000,000 in aggregate principal amount and will mature on October 1, 2034. The notes due 2034 will bear interest at the rate of 4.250% per year from the original issue date, or from the most recent interest payment date to which interest has been paid or provided for.

The notes due 2044 will initially be limited to $500,000,000 in aggregate principal amount and will mature on October 1, 2044. The notes due 2044 will bear interest at the rate of 4.625% per year from the original issue date, or from the most recent interest payment date to which interest has been paid or provided for.

Interest on the notes will accrue from September 16, 2014. We will make interest payments on the notes semi-annually in arrears on April 1 and October 1 of each year, beginning April 1, 2015, to the holders of record at the close of business on the immediately preceding March 15 and September 15, respectively (whether or not a business day). Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may from time to time, without giving notice to or seeking the consent of the holders of the notes of a series, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) and ranking equally and ratably with the notes of such series. Any additional debt securities having such similar terms, together with the notes of the applicable series, will constitute a single series of securities under the indenture.

If an interest payment date or the maturity date falls on a day that is not a business day, the payment will be made on the next business day as if it were made on the date the payment was due, and no interest will accrue on the amount so payable for the period from and after that interest payment date or the maturity date, as the case may be, to the date the payment is made. Interest payments for the notes will include accrued interest from and including the date of issue or from and including the last date in respect of which interest has been paid, as the case may be, to, but excluding, the interest payment date or the date of maturity, as the case may be.

The notes of each series will be issued only in fully registered form without coupons and in minimum denominations of $2,000 or any whole multiple of $1,000 above that amount.

Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

The notes of each series will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “—Book-Entry Delivery and Settlement,” the notes will not be issuable in certificated form.

As used in this prospectus supplement, a business day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Optional Redemption

The notes due 2024 will be redeemable, at any time in whole or from time to time in part, prior to July 1, 2024 (three months prior to their maturity date), the notes due 2034 will be redeemable, at any time in whole or from time to time in part, prior to April 1, 2034 (six months prior to their maturity date) and the notes due 2044 will be redeemable, at any time in whole or from time to time in part, prior to April 1, 2044 (six months prior to their maturity date), in each case at a redemption price equal to the greater of:

(i)	100% of the principal amount of the notes to be redeemed on that redemption date; and

(ii)	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 20 basis points, in the case of the notes due 2024, 20 basis points, in the case of the notes due 2034 and 25 basis points, in the case of the notes due 2044, plus, in each case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On and after July 1, 2024 (three months prior to the maturity date of the notes due 2024), in the case of the notes due 2024, April 1, 2034 (six months prior to the maturity date of the notes due 2034), in the case of the notes due 2034 or April 1, 2044 (six months prior to the maturity date of the notes due 2044), in the case of the notes due 2044, the notes will be redeemable, at any time in whole or from time to time in part, at our option at par plus accrued and unpaid interest thereon to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term (as measured from the redemption date) of the series of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference

Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means any Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Mizuho Securities USA Inc. and RBS Securities Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of the series of notes to be redeemed by us or by the trustee on our behalf; provided that notice of redemption may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the notes. Once notice of redemption is mailed, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to, but excluding, the redemption date.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes of such series or portions thereof called for redemption. On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes of a series are to be redeemed, the notes of such series to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the trustee by a method the trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Repurchase at the Option of Holders Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (no note of a principal amount of $2,000 or less will be repurchased in part) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes repurchased plus any accrued and unpaid interest on the notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 above that amount) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by us.

The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a minimum principal amount of $2,000 or an integral multiple of $1,000 above that amount.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

Definitions

“Below Investment Grade Rating Event” means the rating on the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if any of the Rating Agencies making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our properties or assets and those of our subsidiaries taken as a whole to any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one or more of our subsidiaries;

(2) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used for purposes of Section 13(d)(3) of the Exchange Act), other than us or one of our wholly-owned subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of our Voting Stock, measured by voting power rather than number of shares;

(3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

(4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(5) the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control under clause (2) above if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b) (y) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (z) immediately following that transaction, no person (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our properties and assets and of those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

Under a recent Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” our Board of Directors could approve, for purposes of such definition, a slate of stockholder-nominated directors without endorsing them, or while simultaneously recommending and endorsing its own slate instead. Accordingly, under such interpretation, our Board of Directors could approve a slate of directors that includes a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a “Change of Control Repurchase Event” that would trigger a holder’s right to require us to repurchase the holder’s notes as described above.

“Fitch” means Fitch Ratings Ltd.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Services Inc.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” registered pursuant to Section 15E of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Sinking Fund

The notes will not be entitled to any sinking fund.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes of each series in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

Individual certificates in respect of the notes will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes of such series represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion summarizes the material United States federal tax consequences of the purchase, ownership and disposition of the notes. This summary:

•	is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations including proposed regulations and temporary regulations issued under the Code, judicial decisions and administrative pronouncements, all as of the date of this supplement, and all of which are subject to differing interpretations or to change. Any such change may be applied retroactively and may adversely affect the federal tax consequences described in this prospectus supplement;

•	addresses only tax consequences of initial investors that purchase the notes for cash at their initial offering price, and hold the notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes);

•	does not discuss all of the tax consequences that may be relevant to particular investors in light of their particular circumstances (such as the application of the alternative minimum tax);

•	does not discuss all of the tax consequences that may be relevant to investors that are subject to special treatment under the United States federal income tax laws (such as life insurance companies, financial institutions, tax-exempt organizations, individual retirement and other tax-deferred accounts, regulated investment companies, dealers in securities or currencies, U.S. Holders (as defined below) whose functional currency for tax purposes is not the United States dollar, persons holding the notes as part of a hedge or hedged against currency risk, straddle, “synthetic security,” constructive sale, conversion or other integrated transaction, former United States citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code, or traders in securities that have elected to use a mark-to-market method of accounting for their securities holdings);

•	does not discuss the effect of other United States federal tax laws (such as estate and gift tax laws) except to the limited extent specifically indicated below, and does not discuss any state, local or foreign tax laws; and

•	does not discuss the tax consequences of a person holding notes through a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes), except to the limited extent specifically indicated below.

We have not sought and will not seek a ruling from the Internal Revenue Service (the “IRS”) with respect to any matters discussed in this section, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes, or that any such position would not be sustained.

If a partnership (or other entity or arrangement classified as a partnership for United States federal income tax purposes) holds the notes, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This supplement does not discuss rules applicable to partnerships. If you are a partnership or a partner in a partnership holding notes, you should consult your own tax advisor regarding the tax consequences of the purchase, ownership or disposition of the notes.

Material United States Federal Income Tax Consequences of U.S. Holders

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the notes by a holder that is a “U.S. Holder.” For purposes of this summary, “U.S. Holder” means a beneficial owner of a note or notes that is, for United States federal income tax purposes:

•	an individual who is a citizen or resident (including a deemed resident) of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States (or any state thereof or the District of Columbia);

•	an estate whose net income is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of the Code) have the authority to control all of its substantial decisions, or (ii) such trust was in existence on August 20, 1996 and has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Under the “substantial presence” test, an individual may, subject to certain exceptions, be deemed to be a resident of the United States by reason of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year).

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “Material United States Federal Tax Consequences of Non-U.S. Holders.”

Treatment of Interest

Stated interest on the notes will be taxable to a U.S. Holder as ordinary income as the interest is paid or accrued in accordance with the U.S. Holder’s method of tax accounting.

Treatment of Dispositions of Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition (collectively, a “disposition”) of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount received on such disposition (other than amounts received in respect of accrued and unpaid interest, which will generally be taxable to that U.S. Holder as ordinary interest income at that time if not previously included in the U.S. Holder’s income) and (ii) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will be, in general, the cost of the note to the U.S. Holder decreased by any payments of principal received. Gain or loss realized on disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the note has been held for more than one year. Otherwise, such gain or loss generally will be short-term capital gain or loss. Long-term capital gain recognized by a non-corporate U.S. Holder generally is eligible for lower rates of United States federal income taxation than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

Medicare Tax

A tax of 3.8% on certain individuals, trusts and estates is imposed on the lesser of (1) the taxpayer’s “net investment income” (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of the taxpayer’s modified adjusted gross income (or adjusted gross income in the case of an estate or trust) for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include gross income from interest on the notes and net gain attributable to the disposition of certain property, such as the notes, less certain deductions, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). Prospective investors should consult their own tax advisors regarding the applicability of this tax in their particular circumstances in respect of their investment in the notes.

Material United States Federal Tax Consequences of Non-U.S. Holders

The following is a summary of material United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes by a holder that is a “Non-U.S. Holder.” For purposes of this summary, “Non-U.S. Holder” means a beneficial owner of a note or notes, other than a partnership (or an entity or arrangement classified as a partnership for United States federal income tax purposes), who is not a U.S. Holder.

Special rules may apply to Non-U.S. Holders that are subject to special treatment under the Code, including controlled foreign corporations, passive foreign investment companies, certain U.S. expatriates, and foreign persons eligible for benefits under an applicable income tax treaty with the United States. Such Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Treatment of Interest

Subject to the discussions below concerning backup withholding and FATCA, a Non-U.S. Holder will not be subject to United States federal income tax (including withholding tax) in respect of interest income on the notes if the interest income qualifies for the “portfolio interest exception.” Interest income on the notes will qualify for the “portfolio interest exception” if each of the following requirements is satisfied:

•	the interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States;

•	the Non-U.S. Holder appropriately certifies its status as a non-United States person (as described below);

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote; and

•	the Non-U.S. Holder is not a “controlled foreign corporation” that is actually or constructively related to us through stock ownership.

The certification requirement referred to above generally will be satisfied if the Non-U.S. Holder provides us or our paying agent with a statement on IRS Form W-8BEN or IRS form W-8BEN-E, as applicable (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a United States person (within the meaning of the Code). If the Non-U.S. Holder holds its notes through a securities clearing organization, bank, financial institution or other agent acting on the holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to that agent, and that agent will then be required to provide appropriate documentation to us or our paying agent (either directly or through other intermediaries). For payments made to foreign partnerships and certain other pass-through entities, the certification requirement will generally apply to the partners or other interest holders rather than the partnership or other pass-through entity. Prospective Non-U.S. Holders should consult their own tax advisors regarding this certification requirement and alternative methods for satisfying the certification requirement.

If the requirements of the “portfolio interest exception” are not satisfied with respect to a Non-U.S. Holder, payments of interest to that Non-U.S. Holder will be subject to withholding of United States federal income tax at a 30% rate, unless another exemption or a reduced withholding rate applies. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN or IRS form W-8BEN-E, as applicable (or suitable substitute or successor form) establishing the benefit of the applicable tax treaty. Alternatively, an exemption applies to the 30% United States withholding tax if the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on a properly executed IRS Form W-8ECI (or suitable substitute or successor form). A Non-U.S. Holder that holds the notes in connection with a trade or business conducted within the United States generally will be subject to United States federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, such a Non-U.S. Holder that is a corporation may be subject to a branch profits tax with respect to any such United States trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Dispositions of Notes

Subject to the discussions below concerning backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on gain realized upon the disposition of a note unless the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States).

In this case, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Treatment of Notes for United States Federal Estate Tax Purposes

A note held, or beneficially held, by an individual who is neither a citizen nor a resident (as determined for estate tax purposes) of the United States at the time of his or her death will not be includable in the individual’s gross estate for United States federal estate tax purposes, provided that (i) the Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of our stock entitled to vote and (ii) at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States. In addition, under the terms of an applicable estate tax treaty, United States federal estate tax may not apply or be modified with respect to a note.

FATCA

Withholding taxes may be imposed under the Foreign Account Tax Compliance Act (“FATCA”) on certain types of payments made to certain foreign financial institutions and other non-U.S. entities.

Specifically, a 30% withholding tax may be imposed on payments of interest on, and payments of gross proceeds from the sale or other disposition of, Notes made to a “foreign financial institution” or a “non-financial foreign entity” (in each case, as defined in the Code), regardless of whether such foreign institution or entity is a beneficial owner or an intermediary, unless (1) in the case of a foreign financial institution, the foreign financial institution undertakes certain diligence and reporting obligations, (2) in the case of a non-financial foreign entity, the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner and satisfies certain other requirements or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements described in clause (1) above, it must enter into an agreement with the IRS requiring, among other things, that it undertake to identify accounts held by certain “U.S. persons” or “U.S.-owned foreign entities” (in each case, as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Withholding under FATCA generally will apply to payments of interest on a Note regardless of when they are made. However, under the applicable Treasury Regulations and IRS guidance, withholding under FATCA generally will only apply to payments of gross proceeds from the sale or other disposition of a Note on or after January 1, 2017.

Prospective purchasers of Notes should consult their tax advisors regarding the consequences and application of the rules under FATCA.

United States Information Reporting Requirements and Backup Withholding Tax

U.S. Holders

We, or if a U.S. Holder holds notes through a broker or other securities intermediary, the intermediary, may be required to file information returns with respect to payments made to the U.S. Holder of interest, and, in some cases, disposition proceeds on the notes.

In addition, U.S. Holders may be subject to backup withholding on those payments if they do not provide their taxpayer identification numbers in the manner required, the IRS notifies us or the intermediary that the taxpayer identification number furnished by the U.S. Holders is incorrect, they fail to certify that they are not subject to backup withholding, they fail to properly report in full their dividend and interest income, or they otherwise fail to comply with the applicable requirements of backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder’s United States federal income tax liability (or refund) provided the required information is timely furnished to the IRS. Prospective U.S. Holders should consult their own tax advisors concerning the application of information reporting and backup withholding rules.

Non-U.S. Holders

United States federal income tax rules concerning information reporting and backup withholding applicable to Non-U.S. Holders are as follows:

•	we may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld, if any, with respect to each Non-U.S. Holder. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident.

•	interest payments received by a Non-U.S. Holder will be generally exempt from backup withholding tax if such payments are subject to the 30% withholding tax on interest or if they are exempt from that tax by application of a tax treaty or the “portfolio interest” exception, where the non-U.S. Holder satisfies the certification requirements described under “—Material United States Federal Tax Consequences of Non-U.S. Holders—Treatment of Interest” above. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that the Non-U.S. Holder should be subject to the information reporting or backup withholding rules.

•	sale proceeds received by a Non-U.S. Holder on a sale of notes through a broker may be subject to information reporting and/or backup withholding if the Non-U.S. Holder is not eligible for an exemption or does not provide the certification described under “—Material United States Federal Tax Consequences of Non-U.S. Holders—Treatment of Interest” above. In particular, information reporting and backup withholding may apply if the Non-U.S. Holder uses the United States office of a broker, and information reporting (but generally not backup withholding) may apply if a Non-U.S. Holder uses the foreign office of a broker that has certain connections to the United States.

•	sale proceeds received by a Non-U.S. Holder on a sale of notes through the United States office of a broker generally will be subject to backup withholding tax and information reporting unless the Non-U.S. Holder satisfies the certification requirements described under “—Material United States Federal Tax Consequences of Non-U.S. Holders—Treatment of Interest” above or otherwise establishes an exemption;

•	sale proceeds received by a Non-U.S. Holder on a sale of notes through a non-United States office of a broker that is a not a United States person and does not have any certain specified United States connections (a “United States Related Person”) will not be subject to backup withholding tax or information reporting; and

•

sale proceeds received by a Non-U.S. Holder on a sale of notes through a non-United States office of a broker that is a United States person or a United States Related Person generally will be subject to information reporting (but generally not backup withholding tax) unless the Non-U.S. Holder satisfies the certification requirements described under “—Material United States Federal Tax Consequences of Non-U.S. Holders—Treatment of Interest” above or otherwise establishes an exemption.

United States backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

Prospective Non-U.S. Holders should consult their own tax advisors concerning the application of information reporting and backup withholding rules.

THE UNITED STATES FEDERAL TAX CONSEQUENCES SET FORTH ABOVE MAY VARY FOR INVESTORS IN DIFFERENT TAX SITUATIONS. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS (AND ANY PROPOSED CHANGES IN APPLICABLE LAW).

UNDERWRITING

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Mizuho Securities USA Inc. and RBS Securities Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of Notes due 2024	Principal Amount of Notes due 2034	Principal Amount of Notes due 2044
Citigroup Global Markets Inc.	$153,000,000	$102,000,000	$85,000,000
Deutsche Bank Securities Inc.	$153,000,000	$102,000,000	$85,000,000
Mizuho Securities USA Inc.	$153,000,000	$102,000,000	$85,000,000
RBS Securities Inc.	$153,000,000	$102,000,000	$85,000,000
SG Americas Securities, LLC	$40,500,000	$27,000,000	$22,500,000
SMBC Nikko Securities America, Inc.	$40,500,000	$27,000,000	$22,500,000
Standard Chartered Bank	$40,500,000	$27,000,000	$22,500,000
Banca IMI S.p.A.	$26,280,000	$17,520,000	$14,600,000
BBVA Securities Inc.	$26,280,000	$17,520,000	$14,600,000
RBC Capital Markets, LLC	$26,280,000	$17,520,000	$14,600,000
Santander Investment Securities Inc.	$26,280,000	$17,520,000	$14,600,000
Scotia Capital (USA) Inc.	$26,280,000	$17,520,000	$14,600,000
Wells Fargo Securities, LLC	$26,280,000	$17,520,000	$14,600,000
The Williams Capital Group, L.P.	$4,500,000	$3,000,000	$2,500,000
Samuel A. Ramirez & Company, Inc.	$4,320,000	$2,880,000	$2,400,000

Total	$900,000,000	$600,000,000	$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.250% of the principal amount of the notes due 2024, 0.550% of the principal amount of the notes due 2034 and 0.550% of the principal amount of the notes due 2044. The underwriters may allow, and dealers may reallow a concession not to exceed 0.150% of the principal amount of the notes due 2024, 0.350% of the principal amount of the notes due 2034 and 0.350% of the principal amount of the notes due 2044. After the initial offering of the notes to the public, the representatives may change the public offering price and other selling terms.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

	Per Note due 2024	Total	Per Note due 2034	Total	Per Note due 2044	Total
Underwriting discount paid by us	0.450%	$4,050,000	0.875%	$5,250,000	0.875%	$4,375,000

The estimated fees and expenses of this offering are approximately $1.5 million. These may include, without limitation, all registration and filing fees, printing costs, fees and expenses of our counsel and accountants, and any “blue sky” filing fees and expenses.

The notes are new issues of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised by the underwriters that the underwriters intend to make a market in the notes of each series but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes or that active public markets for the notes will develop. If active public markets for the notes do not develop, the market prices and liquidity of the notes may be adversely affected.

In connection with the offering, the representatives of the underwriters, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives of the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the notes. They may also cause the prices of the notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time without notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of the underwriters are agents and/or lenders under our bank credit facilities.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Alternative Settlement Dates

It is expected that delivery of the notes will be made against payment therefor on or about September 16, 2014, which is the fifth business day following the date hereof (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes on the date of pricing should consult their own advisors.

Other Information

Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the notes offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus

Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at, persons who are “qualified investors” for the purposes of Article 2(1)(e) of the Prospectus Directive and (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Order and/or (iii) are persons to whom this document may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. All applicable provisions of the Financial Services and Markets Act 2000, as amended, must be complied with in respect of anything done in relation to any of the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore Investors

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to

Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Shearman & Sterling LLP, New York, New York. Certain legal matters relating to the offering will be passed upon for the underwriters by Mayer Brown LLP, Chicago, Illinois. Mayer Brown LLP has from time to time acted as counsel for us and our subsidiaries and may do so in the future.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You can read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information relating to the Public Reference Room. You can also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, including us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

Because our common stock is listed on the New York Stock Exchange, you can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this document.

This prospectus supplement and the accompanying prospectus incorporates by reference our Annual Report on Form 10-K for the year ended December 31, 2013, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014 and our Current Reports on Form 8-K filed with the SEC on February 13, 2014, February 18, 2014, May 9, 2014, May 20, 2014, August 8, 2014 and September 8, 2014. These documents contain important information about us and our financial condition.

We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we have sold all of the securities to which this prospectus supplement relates. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus supplement and the accompanying prospectus.

You can obtain a copy of any of the documents incorporated by reference into this prospectus supplement or accompanying prospectus at no cost by writing to or telephoning us at the following address and telephone number:

Office of the Corporate Secretary

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Telephone: 989-636-1792

PROSPECTUS

The Dow Chemical Company

Common Stock

Preferred Stock

Depositary Shares

Debt Securities

Warrants to Purchase Common Stock, Preferred Stock and Debt Securities

Stock Purchase Contracts

Stock Purchase Units

The Dow Chemical Company will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any of these securities.

Dow’s common stock is traded on the New York Stock Exchange under the symbol “DOW.”

We may offer and sell these securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers, on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

February 19, 2013

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Dow has not authorized anyone else to provide you with different information. Dow is offering these securities only in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Dow’s business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, references to “Dow,” “we,” “us” or “our” are to The Dow Chemical Company and does not include its subsidiaries, except under the caption “The Dow Chemical Company.”

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement filed by Dow with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we are registering an unspecified amount of each class of the securities described in this prospectus, and we may sell any combination of the securities described in this prospectus in one or more offerings. In addition, selling security holders may sell securities under our shelf registration statement. This prospectus provides you with a general description of the securities we or any selling security holders may offer. Each time we or any selling security holders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

THE DOW CHEMICAL COMPANY

Dow combines the power of science and technology to passionately innovate what is essential to human progress. Dow connects chemistry and innovation with the principles of sustainability to help address many of the world’s most challenging problems such as the need for clean water, renewable energy generation and conservation, and increasing agricultural productivity. Dow’s diversified industry-leading portfolio of specialty chemicals, advanced materials, agrosciences and plastics businesses delivers a broad range of technology-based products and solutions to customers in approximately 160 countries and in high growth sectors such as electronics, water, energy, coatings and agriculture. In 2012, Dow had annual sales of $56.8 billion and employed approximately 54,000 people worldwide. Dow’s more than 5,000 products are manufactured at 188 sites in 36 countries across the globe. Dow conducts its worldwide operations through global businesses, which are reported in six operating segments: Electronic and Functional Materials, Coatings and Infrastructure Solutions, Agricultural Sciences, Performance Materials, Performance Plastics and Feedstocks and Energy.

Additional information concerning Dow and its subsidiaries is included in the documents filed with the SEC and incorporated in this prospectus by reference. See the discussion under the heading “Where You Can Find More Information.”

USE OF PROCEEDS

Dow expects to use the net proceeds from sales of any securities described in this prospectus for its general corporate purposes, which may include funding capital expenditures, pursuing growth initiatives, whether through acquisitions, joint ventures or otherwise, repaying or refinancing indebtedness or other obligations, and financing working capital. Pending the application of the net proceeds, Dow expects to invest the net proceeds in marketable securities or reduce its short-term indebtedness.

RATIOS OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2012	2011	2010	2009	2008
Ratio of Earnings to Fixed Charges	2.3x	3.2x	2.5x	1.3x	2.3x
Ratio of Earnings to Combined Fixed Charges and Preferred Share Dividends	1.7x	2.4x	1.9x	1.0x	2.3x

For the purposes of these ratios, earnings consist of income from continuing operations before income taxes and equity in earnings of nonconsolidated affiliates; plus fixed charges, amortization of capitalized interest and distributed income of nonconsolidated affiliates; minus capitalized interest and preferred security dividends. Fixed charges consist of interest expense and amortization of debt discount, capitalized interest, preferred security dividends, and a portion of rentals deemed to represent an interest factor.

DESCRIPTION OF CAPITAL STOCK

The following summary of Dow’s common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the relevant provisions of Delaware law, and by Dow’s restated certificate of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Dow is authorized to issue 1,750,000,000 shares of all classes of stock, 1,500,000,000 of which are shares of common stock, par value $2.50 per share, and 250,000,000 of which are shares of preferred stock. As of January 31, 2013, there were 1,204,364,155 shares of common stock issued and outstanding and 4,000,000 shares of preferred stock issued and outstanding designated as Cumulative Convertible Perpetual Preferred Stock, Series A. All issued and outstanding shares of common stock and preferred stock are fully paid and non-assessable. Any additional shares of common stock and preferred stock that Dow issues pursuant to this prospectus will be fully paid and non-assessable. Neither Dow’s common stockholders nor preferred stockholders have preemptive rights.

Common Stock

General

Dow’s restated certificate of incorporation provides that, subject to all of the rights of holders of preferred stock provided for by the board of directors or by Delaware corporate law, the holders of common stock will have full voting rights on all matters requiring stockholder action, with each share of common stock being entitled to one vote and having equal rights of participation in the dividends and assets of Dow.

Board of Directors

Dow’s restated certificate of incorporation provides that all of Dow’s directors are elected each year at Dow’s annual meeting for a term of one year and until his or her successor is duly elected and qualified. A quorum of directors consists of a majority of Dow’s entire board of directors then holding office.

Number, Filling of Vacancies and Removal of Directors

Dow’s restated certificate of incorporation and bylaws provide that its board of directors may not have less than six or more than twenty-one members. The actual number of directors is determined by a vote of a majority of Dow’s entire board of directors. Currently, Dow has ten members on its board of directors. Vacancies on Dow’s board of directors and any newly created directorships are filled by a vote of the majority of the other directors then in office. Directors elected to fill a vacancy or a new position hold office until the next annual meeting of stockholders. Directors can be removed from office at any time, with or without cause, only by the affirmative vote of a majority of the voting power of all the outstanding shares of Dow’s capital stock then entitled to vote in the election of directors. Holders of Dow’s outstanding preferred stock in certain circumstances will have the right to elect two directors to Dow’s board of directors.

Dividends

Delaware corporate law generally provides that a corporation, subject to restrictions in its certificate of incorporation, including preferred stockholders’ rights to receive dividends prior to common stockholders, may declare and pay dividends out of:

•	surplus; or

•	net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, if there is no surplus.

Dividends may not be declared or paid out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference on the distribution of assets. Dividends on Dow common stock are not cumulative. Dow’s restated certificate of incorporation does not contain any additional restrictions on the declaration or payment of dividends.

However, Dow currently has, and in the future may have, outstanding preferred stock which restricts its ability to pay dividends on its common stock if it fails in the payment of dividends on the preferred stock.

Preferred Stock

Dow’s board of directors is authorized, subject to Delaware corporate law and without a vote of its stockholders, to issue shares of preferred stock from time to time in one or more series and to determine the voting rights, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions of any series of preferred stock. The prospectus supplement relating to an offering of shares of Dow’s preferred stock will describe the terms of the series of preferred stock Dow is offering.

The rights of holders of the common stock and/or the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Shares of preferred stock issued by Dow may have the effect of rendering more difficult or discouraging an acquisition of Dow deemed undesirable by the board of directors of Dow.

Any shares of preferred stock will be, when issued, fully paid and non-assessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Dow.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

Unless otherwise specified in connection with a particular offering of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by Dow’s board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on Dow’s books or, if applicable, the records of the depositary referred to below under “Description of Depositary Shares,” on the record dates fixed by Dow’s board of directors. Dividends on a series of preferred stock may be cumulative or non-cumulative.

Dow may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of other series of preferred stock that pay dividends on a non-cumulative basis.

Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

Similarly, Dow may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other stock of Dow ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for:

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a non-cumulative basis.

Conversion and Exchange

The prospectus supplement for a series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of Dow’s common stock.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at Dow’s option or the holder thereof and may be mandatorily redeemed.

Any partial redemptions of preferred stock will be made in a way that Dow’s board of directors decides is equitable.

Unless Dow defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption, and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of Dow, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of available assets of Dow on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from Dow after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designation establishing such series; and

•	as required by applicable law.

Cumulative Convertible Perpetual Preferred Stock, Series A

The following description of Dow’s Cumulative Convertible Perpetual Preferred Stock, Series A (the “Convertible Preferred Stock, Series A”) is qualified in its entirety by reference to the certificate of designations establishing the terms of the Convertible Preferred Stock, Series A (the “Series A Certificate of Designations”) attached as Exhibit 3.1 to Dow’s Current Report on Form 8-K filed on April 1, 2009.

Under the Series A Certificate of Designations:

•

Each share of the Convertible Preferred Stock, Series A may be converted at any time, at the option of the holder, into 24.2010 shares of Dow common stock, subject to certain anti-dilution adjustments and certain other adjustments, which represents an initial conversion price of approximately $41.32 per share;

•

On or after five years from the date on which the Convertible Preferred Stock, Series A is issued, Dow may, at its option, at any time or from time to time, cause some or all of the Convertible Preferred Stock, Series A to be converted into shares of Dow common stock at the then applicable conversion rate if, (i) for 20 trading days within any period of 30 consecutive trading days ending on the trading day preceding the date we give notice of conversion at its option, the closing price of Dow common stock exceeds 130% of the then-applicable conversion price and (ii) Dow has declared and paid (or has declared and set apart for payment) any past due dividends on the Convertible Preferred Stock, Series A;

•

Dow will pay cumulative dividends on the Convertible Preferred Stock, Series A quarterly in arrears, at the rate of 8.5% per annum, in either cash, common stock or a combination of both, at Dow’s option, plus 10% per annum additional dividends, compounded quarterly, on the amount of any unpaid dividends;

•

The Convertible Preferred Stock, Series A will rank senior to Dow outstanding common stock and any other junior capital stock (collectively, the “Junior Stock”) with respect to the payment of dividends and distributions in liquidation; at any time when dividends on the Convertible Preferred Stock, Series A have not been paid in full, Dow will not, and will cause its subsidiaries not to, declare or pay any dividend on Junior Stock, make any distributions relating to Junior Stock, redeem, purchase, acquire or make a liquidation payment relating to Junior Stock, or make any guarantee payment with respect to Junior Stock, in each case subject to certain exceptions set out in the Series A Certificate of Designations;

•	The Convertible Preferred Stock, Series A is perpetual and has no maturity date and is not redeemable at Dow’s option; and

•

Holders of Convertible Preferred Stock, Series A do not have voting rights, except under certain circumstances. If dividends on the Convertible Preferred Stock, Series A are not paid in full for six dividend periods, holders of Convertible Preferred Stock, Series A (together with the holders of any of Dow’s other preferred stock with similar voting rights) will have the right to elect two directors to Dow’s board of directors.

Selected Provisions in Dow’s Restated Certificate of Incorporation and Bylaws

Dow’s restated certificate of incorporation and bylaws contain a number of provisions that could have the effect of prohibiting or delaying a third party’s ability to take control of Dow.

Advance Notice Provisions for Director Nominations and Stockholder Proposals at an Annual or Special Stockholders’ Meeting

Dow’s bylaws provide that a stockholder may make a nomination of persons for election to the board of directors and propose other business at an annual stockholders’ meeting only if the stockholder gives timely written notice thereof to Dow’s Secretary and any such business is a proper subject for stockholder action. The notice must be delivered to, or mailed and received by, Dow’s Secretary at Dow’s principal executive offices:

•

no earlier than the close of business on the 120th day or later than the close of business on the 60th day before the anniversary date of the date Dow first distributed its proxy materials for the prior year’s annual meeting; or

•

if the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, no earlier than the close of business on the 120th day or later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day after the date on which public disclosure, as defined in Dow’s bylaws, of the date of the annual meeting is first made by Dow.

The notice must include the following information as to each person whom the stockholder proposes to nominate for election or re-election as a director:

•

all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934 as amended (the “Exchange Act”); and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

In addition, the notice must include the following information as to any other business that the stockholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting;

•

the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend Dow’s bylaws, the language of the proposed amendment);

•	the reasons for conducting such business at the meeting; and

•

any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), if any, on whose behalf the business is being proposed.

The notice must also include information specified in Dow’s bylaws as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made or the other business is proposed, including:

•	the name and address of such stockholder, as they appear on Dow’s books, and the name and address of such beneficial owner;

•

the class and number of shares of Dow’s capital stock which are owned of record by such stockholder and such beneficial owner as of the date of the notice, and a representation that the stockholder shall notify Dow in writing within five business days after the record date for such meeting of the class and number of shares of Dow’s capital stock owned of record by the stockholder and such beneficial owner as of the record date for the meeting;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such nomination or other business;

•

the class and number of shares of Dow’s capital stock which are beneficially owned (as defined in Dow’s bylaws) as of the date of the notice, by the stockholder or the beneficial owner on whose behalf the notice is given and a representation that the stockholder shall notify Dow in writing within five business days after the record date for such meeting of the class and number of shares of Dow’s capital stock beneficially owned by such stockholder or beneficial owner as of the record date for the meeting;

•

a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder or beneficial owner and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner) and a representation that the stockholder shall notify Dow in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting;

•

a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of Dow’s capital stock, or maintain, increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of Dow stock, and a representation that the stockholder shall notify Dow in writing within five business days after the record date for such meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting.

At any special meeting of stockholders called by the board of directors for the election of directors, a stockholder may make a nomination of persons for election to the board of directors only if the stockholder gives timely written notice thereof to Dow’s Secretary, which notice shall contain the information specified in Dow’s bylaws as described above with respect to any annual meeting of stockholders. To be timely, any such notice must be received no earlier than the close of business on the 120th day or later than the close of business on the later of the 90th day prior to such special meeting or the 10th day after the date on which public disclosure, as defined in Dow’s bylaws, of the date of the special meeting is first made by Dow.

Special Meetings of Stockholders

Dow’s bylaws provide that a special stockholders’ meeting for any purpose may be called by the board of directors by a resolution adopted by a majority of the entire board. A special stockholders’ meeting will be called upon a written request from stockholders satisfying the ownership requirements set forth in Dow’s restated certificate of incorporation that complies with the procedures for calling a special meeting of stockholders, as set forth in Dow’s bylaws.

A stockholder notice requesting a special meeting must:

•	be delivered to, or mailed to and received by Dow’s Secretary at Dow’s principal executive offices;

•	be signed by each stockholder requesting the special meeting, or a duly authorized agent thereof;

•	set forth the purpose of the special meeting; and

•

include the same information required to be included in a stockholder’s notice for proposals to be brought before an annual meeting of stockholders (see “—Advance Notice Provisions for Director Nominations and Stockholder Proposals at an Annual or Special Stockholders’ Meeting”).

Subject to certain exceptions specified in Dow’s bylaws, a special stockholders’ meeting will be held within 90 days after such stockholder request to call the special meeting is delivered to or received by Dow’s Secretary, at such date, time and place as determined by the board of directors. Only the business set forth in the stockholders’ notice and any business included in the notice of the special meeting by or at the direction of the board of directors shall be conducted at a special meeting of stockholders.

Stockholder Action by Written Consent

Dow’s restated certificate of incorporation provides that any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special stockholders’ meeting and may not be taken by written consent.

Transactions with Interested Stockholders and a Merger or Sale of Assets

Delaware corporate law requires the approval of the board of directors and a majority of a corporation’s outstanding stock entitled to vote to authorize a merger or consolidation. Unless required by a corporation’s certificate of incorporation, stockholder approval, however, is not required in certain cases, such as where either:

•	no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into common stock are to be issued or delivered in the merger; or

•

the authorized and unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered in the merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered in the merger, do not exceed 20% of the shares of common stock of the corporation outstanding immediately prior to the effective date of the merger.

A sale of all or substantially all of a Delaware corporation’s assets or a voluntary dissolution of a Delaware corporation requires the vote of a majority of the board of directors and a majority of the corporation’s outstanding shares entitled to vote on the matter unless the corporation’s certificate of incorporation requires a greater percentage. Dow’s restated certificate of incorporation does not require a greater percentage.

Delaware corporate law generally defines an interested stockholder as a person, other than the corporation and any direct or indirect majority owned subsidiary of the corporation:

•	who is the direct or indirect owner of 15% or more of the outstanding voting stock of the corporation; or

•

who is an affiliate or associate of the corporation and was the direct or indirect owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date it asked for determination of its status as an interested stockholder; and

•	the affiliates and associates of that person.

Delaware corporate law prohibits an interested stockholder from engaging in a business combination with the corporation for three years following the time of becoming an interested stockholder. This three-year waiting period does not apply when:

•

prior to the time of becoming an interested stockholder, the board of directors approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

as a result of becoming an interested stockholder, the stockholder owned, excluding shares owned by directors who are also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced; or

•

at or after the time of becoming an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by a vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

These restrictions also do not apply in other circumstances, which are set forth in Section 203 of the Delaware General Corporation Law, including business combinations with an interested stockholder that are proposed after the earlier of a public announcement or the notice required under such section of and prior to the consummation or abandonment of:

•	certain mergers or consolidations specified in Section 203 of the Delaware General Corporation Law;

•	sales of 50% or more of the aggregate market value of a corporation’s assets or outstanding voting stock; or

•	tender offers or exchange offers for 50% or more of a corporation’s voting stock.

Delaware corporate law allows a corporation to specify in its certificate of incorporation or bylaws that it will not be governed by the section relating to transactions with interested stockholders. Dow has not made that election in its certificate of incorporation or bylaws.

DESCRIPTION OF DEPOSITARY SHARES

The following summarizes briefly the material provisions of the deposit agreement and the depositary shares and depositary receipts. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us, and any deposit agreement relating to a particular series of preferred stock, which will be described in more detail in an applicable prospectus supplement. A copy of the form of deposit agreement, including the form of depositary receipt, is incorporated by reference as an exhibit in the registration statement of which this prospectus is a part.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In the event we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction, to be described in an applicable prospectus supplement, of a share of a particular series of preferred stock as described below.

The shares of each series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, including dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

Pending the preparation of definitive depositary receipts, the depositary may, upon our written order, execute and deliver temporary depositary receipts which are substantially identical to, and which entitle the holders to all the rights pertaining to, the definitive depositary receipts. Depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Dividends and Other Distributions

The depositary will distribute all cash dividends and other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the preferred stock, in proportion to the numbers of the depositary shares owned by such holders.

In the event of a non-cash distribution, the depositary will distribute property it receives to the appropriate record holders of depositary shares. If the depositary determines that it is not feasible to make a distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of each series of preferred stock held by the depositary. The depositary shares will be redeemed by the depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same date, the number of depositary shares representing shares of preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the depositary by lot or pro rata or by any other equitable method as may be determined by the depositary.

Withdrawal of Stock

Any holder of depositary shares may, upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, receive the number of whole shares of the related series of preferred stock and any money or other property represented by the depositary receipts. Holders of depositary shares making withdrawals will be entitled to receive whole shares of preferred stock on the basis described in an applicable prospectus supplement for such series of preferred stock, but holders of whole shares of preferred stock will not thereafter be entitled to deposit the preferred stock under the deposit agreement or to receive depositary receipts therefor. If the depositary shares surrendered by the holder in connection with a withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the relevant series of preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by the holder’s depositary shares.

The depositary will attempt, insofar as practicable, to vote the amount of such series of preferred stock represented by the depositary shares in accordance with the instructions, and we will agree to take all reasonable actions that may be deemed necessary by the depositary to enable the depositary to do so. The depositary will refrain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holder of depositary shares representing the preferred stock.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares representing preferred stock of any series will not be effective unless the amendment has been approved by the holders of at least the amount of the depositary shares then outstanding representing the minimum amount of preferred stock of such series necessary to approve any amendment that would materially and adversely affect the rights of the holders of the preferred stock of such series. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, or any transferee of the holder, will be deemed, by continuing to hold the depositary receipt, or by reason of the acquisition thereof, to consent and agree to the amendment and to be bound by the deposit agreement as amended thereby. The deposit agreement may be terminated by us or the depository only after:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Dow.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the depositary in connection with the initial deposit of the relevant series of preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and other charges or expenses as are expressly provided in the deposit agreement.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the depositary will be liable if we are or it is prevented or delayed by law or any circumstances beyond our or its control in performing any obligations under the deposit agreement. Our and its obligations under the deposit agreement will be limited to performance in good faith of our and its duties under the deposit agreement and neither we nor it will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. The depositary and we may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities summarizes the material terms and provisions of the debt securities to which a prospectus supplement may relate. Each time Dow offers debt securities, the prospectus supplement related to that offering will describe the terms of the debt securities Dow is offering.

The debt securities offered by this prospectus will be unsecured obligations of Dow and will be either senior or subordinated debt. The senior debt securities will be issued under an indenture, which we refer to as the senior indenture, between Dow and The Bank of New York Mellon Trust Company, N.A., as trustee. The subordinated debt securities will be issued under an indenture, which we refer to as the subordinated indenture, between Dow and The Bank of New York Mellon Trust Company, N.A., as trustee. We refer to the senior indenture and the subordinated indenture collectively as the indentures. The following summary of the debt securities and the indentures does not purport to be complete and is subject to the provisions of the indentures, including the defined terms. Whenever we refer to particular defined terms of the indentures, those defined terms are incorporated by reference in this prospectus and any applicable prospectus supplement. For additional information, you should review the relevant indenture or form of indenture that is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

General

Dow may issue debt securities from time to time in one or more series without limitation as to aggregate principal amount. The indentures do not limit the amount of other indebtedness or securities that Dow may issue.

The debt securities will be unsecured obligations. The senior debt securities will rank equally with all of Dow’s other unsecured and unsubordinated indebtedness. The subordinated debt securities will rank equally with all of Dow’s other unsecured and subordinated indebtedness, except for a series of subordinated debt securities that is by its terms junior to such subordinated debt securities.

The prospectus supplement will describe the following terms of the debt securities Dow is offering:

•	the title of the debt securities or the series in which the debt securities will be included;

•	whether such debt securities will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities of that series;

•	the price or prices at which the debt securities will be issued;

•	if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

•	the date or dates on which the principal amount of the debt securities is payable;

•

the interest rate or rates, or the formula by which the interest rate or rates will be determined, if any, the date from which any interest will accrue and the circumstances, if any, in which Dow may defer interest payments;

•

the interest payment dates on which any interest will be payable, the regular record date for any interest payable on any debt securities that are registered securities on any interest payment date, and the extent to which, or the manner in which, any interest payable on a global security on an interest payment date will be paid if different from the manner described below under “—Global Securities”;

•	any mandatory or optional sinking fund or analogous provisions;

•

each office or agency where the principal of and any premium and interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

•

the date, if any, after which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any optional or mandatory redemption provisions;

•	the denominations in which Dow may issue any debt securities which are registered securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than U.S. dollars, the currency or currencies of payment of principal of and any premium and interest on the debt securities;

•

if the amount of any payment may be determined with reference to an index or formula based on securities, commodities, intangibles, articles or goods, or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, the manner in which the amount will be determined;

•	any additional covenants applicable to the debt securities; and

•	any other terms and provisions of the debt securities not inconsistent with the terms and provisions of the indenture.

The terms on which debt securities may be convertible into or exchangeable for common stock or other securities of Dow or a third party will be set forth in the prospectus supplement relating to such offering. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Dow. The terms may include provisions pursuant to which the number of shares of common stock or other securities to be received by the holders of such debt securities may be adjusted.

The prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

If the purchase price of any of the debt securities is denominated in one or more foreign currencies or if the principal of, or any premium and interest on, any series of debt securities is payable in one or more foreign currencies, the restrictions, elections, general tax considerations, specific terms and other information with respect to such debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

Some of the debt securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. The prospectus supplement will describe the federal income tax considerations and other special considerations which apply to any original issue discount securities.

Dow may, without notice to or consent of the holders or beneficial owners of a series of debt securities, issue additional debt securities having the same ranking, interest rate, maturity and other terms as the debt securities initially issued. Any such debt securities could be considered part of the same series of debt securities as the debt securities initially issued.

Denominations, Registration and Transfer

The debt securities may be issued as registered securities. Debt securities may be issued in the form of one or more global securities, as described below under the section of this prospectus captioned “Global Securities.” Unless otherwise provided in the prospectus supplement, registered securities denominated in U.S. dollars will be issued only in minimum denominations of $1,000 or any integral multiple thereof. A global security will be issued in a denomination equal to the aggregate principal amount of outstanding debt securities represented by that global security. The prospectus supplement relating to debt securities denominated in a foreign or composite currency will specify the denominations in which the debt securities will be issued.

Registered securities of any series may be exchanged for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.

Debt securities may be presented for exchange as described in the previous paragraph, and registered securities, other than a global security, may be presented for registration of transfer, with the form of transfer duly executed, at the office of the security registrar designated by Dow or at the office of any transfer agent designated by Dow for that purpose, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. The transfer or exchange will be effected when the security registrar or the transfer agent is satisfied with the documents of title and identity of the person making the request. Dow has initially appointed the trustee as the security registrar under the indenture. If a prospectus supplement refers to any transfer agent initially designated by Dow with respect to any series of debt securities, Dow may at any time cancel the designation of the transfer agent or approve a change in the location through which the transfer agent acts, except that Dow will be required to maintain a transfer agent in each place of payment for the series.

Dow may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption in part, Dow will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption of debt securities of that series selected to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•

register the transfer of or exchange any registered security or portion of any registered security called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Payments and Paying Agents

Unless otherwise indicated in the prospectus supplement, Dow will pay the principal of and any premium and interest on registered securities other than a global security at the office of one or more paying agents designated by Dow. At Dow’s option, however, Dow may pay any interest by check mailed to the address of the payee entitled to the interest at the address which appears in the security register. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the record date for the applicable interest payment.

Unless otherwise indicated in the prospectus supplement, the principal office of the trustee in New York City will be Dow’s sole paying agent for payments with respect to debt securities which may be issued only as registered securities. Any paying agent outside the United States and any other paying agent in the United States initially designated by Dow for the debt securities will be named in the prospectus supplement. Dow may at any time designate additional paying agents, or cancel the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Dow will be required to maintain a paying agent in each place of payment for the series.

All amounts paid by Dow to a paying agent for the payment of principal of and any premium and interest on any debt security that remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to Dow and after the repayment the holder of the debt security or any coupon related to the debt security may look only to Dow for the payment of principal of and any premium and interest on the debt security.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities may be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged for debt securities in definitive form, a temporary global security in registered form may not be transferred except as a whole by:

•	the depositary for the global security to a nominee of the depositary;

•	a nominee of the depositary for the global security to the depositary or another nominee of the depositary; or

•	the depositary for the global security or the nominee to a successor of the depositary or a nominee of the successor.

Unless otherwise indicated in the prospectus supplement, registered debt securities issued in global form will be represented by one or more global securities deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as DTC, or another depositary appointed by Dow, and registered in the name of the depositary or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

DTC will act as securities depositary for the securities. The debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One fully registered global security will be issued with respect to each $500 million of principal amount and one or more additional certificates will be issued with respect to any remaining principal amount of debt securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other similar organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the direct and indirect participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to Dow as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments, if any, on the debt securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Dow or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee or Dow, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is Dow’s responsibility or the trustee’s, disbursement of payments to direct participants shall be the responsibility of DTC, and disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its debt securities purchased or tendered, through its participant, to a tender agent, and shall effect delivery of debt securities by causing the direct participants to transfer the participant’s interest in the debt securities, on DTC’s records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered debt securities to the tender agent’s account.

DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to Dow or the trustee. Under these circumstances, in the event Dow does not appoint a successor securities depository, debt security certificates will be printed and delivered.

Dow may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Dow believes to be reliable, but Dow takes no responsibility for their accuracy.

Certain Covenants Applicable to Senior Debt Securities

Limitations on Liens

The senior indenture provides that, subject to the exceptions described below and those set forth under “Exempted Indebtedness,” Dow may not, and may not permit any restricted subsidiary to, create or permit to exist any lien on any principal property, additions to principal property or shares of capital stock of any restricted subsidiary without equally and ratably securing the debt securities. This restriction will not apply to permitted liens, including:

•

liens on principal property existing at the time of its acquisition or to secure the payment of all or part of the purchase price or any additions thereto or to secure any indebtedness incurred at the time of, or within 120 days after, the acquisition of such principal property or any addition thereto;

•	liens existing on the date of the indenture;

•	liens on property or shares of capital stock, or arising out of any indebtedness of any corporation existing at the time the corporation becomes or is merged into Dow or a restricted subsidiary;

•	liens which exclusively secure debt owing to Dow or a subsidiary by a restricted subsidiary;

•	liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due or being contested in good faith;

•

liens arising by reason of any judgment, decree or order of any court, so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired; or pledges or deposits to secure payment of workmen’s compensation or other insurance, good faith deposits in connection with tenders, contracts (other than contracts for the payment of money) or leases, deposits to secure public or statutory obligations, deposits to secure public or statutory obligations, deposits to secure or in lieu of surety or appeal bonds, or deposits as security for the payment of taxes;

•

liens in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code to finance all or any part of the purchase price of or the cost of construction, equipping or improving property; provided that those liens are limited to the property acquired or constructed or the improvement and to substantially unimproved real property on which the construction or improvement is located; provided further, that Dow and its restricted subsidiaries may further secure all or any part of such purchase price or the cost of construction of any improvements and personal property by an interest on additional property of Dow and restricted subsidiaries only to the extent necessary for the construction, maintenance and operation of, and access to, the property so acquired or constructed or the improvement;

•

liens arising from assignments of money due under contracts of Dow or a restricted subsidiary with the United States or any State, or any department, agency or political subdivision of the United States or any State;

•

liens in favor of any customer arising in respect of payments made by or on behalf of a customer for goods produced for or services rendered to customers in the ordinary course of business not exceeding the amount of those payments;

•	any extension, renewal or replacement of any lien referred to in any of the previous clauses; and

•

statutory liens, liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which can be paid without penalty or are being contested in good faith, landlord’s liens on leased property, easements and liens of a similar nature as those described above.

Limitation on Sale and Lease-Back Transactions

The senior indenture provides that, subject to the exceptions set forth below under the section of this prospectus captioned “Exempted Indebtedness,” sale and lease-back transactions by Dow or any restricted subsidiary of any principal property are prohibited (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between Dow and a subsidiary or between subsidiaries) unless the net proceeds of the sale and leaseback transaction are at least equal to the fair value of the property.

Exempted Indebtedness

Dow or any restricted subsidiary may create or assume liens or enter into sale and lease-back transactions not otherwise permitted under the limitations on liens and sale and lease-back transactions described above, so long as at that time and after giving effect to the lien or sale and lease-back transaction, the sum of:

(1) the aggregate outstanding indebtedness of Dow and its restricted subsidiaries incurred after the date of the indenture and secured by the proscribed liens relating to principal property; plus

(2) the aggregate discounted value of the obligations for rental payments in respect to the proscribed sale and lease-back transactions relating to principal property;

does not exceed 10% of consolidated net tangible assets at such time.

There are no covenants or provisions contained in the indenture which protect holders of debt securities in the event of a highly leveraged transaction.

Certain Definitions

The following are the meanings of terms that are important in understanding the covenants previously described:

“Consolidated net tangible assets” means the total assets of Dow and its consolidated subsidiaries as shown on or reflected in its balance sheet, less:

•

all current liabilities, excluding current liabilities that could be classified as long-term debt under generally accepted accounting principles and current liabilities that are by their terms extendible or renewable at the obligor’s option to a time more than 12 months after the time as of which the amount of current liabilities is being computed;

•	advances to entities accounted for on the equity method of accounting; and

•	intangible assets.

“Intangible assets” means the aggregate value, net of any applicable reserves, as shown on or reflected in Dow’s balance sheet, of:

•	all trade names, trademarks, licenses, patents, copyrights and goodwill;

•	organizational and development costs;

•	deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized; and

•	amortized debt discount and expense, less unamortized premium.

“Principal property” means any manufacturing facility having a gross book value in excess of 1% of consolidated net tangible assets that is owned by Dow or any restricted subsidiary and located within the United States, excluding its territories and possessions and Puerto Rico, other than any facility or portion of a facility which Dow’s board of directors reasonably determines is not material to the business conducted by Dow and its subsidiaries as a whole.

“Restricted subsidiary” means any subsidiary:

•	of which substantially all of the property of is located, and substantially all of the business is carried on, within the United States, excluding its territories and possessions and Puerto Rico; and

•	that owns or operates one or more principal properties;

provided, however, restricted subsidiary shall not include a subsidiary that is primarily engaged in the business of a finance or insurance company, and branches of that finance or insurance company.

“Subsidiary” means each corporation of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by Dow or by Dow and one or more of its subsidiaries.

Subordination of Subordinated Debt Securities

Unless otherwise indicated in an applicable prospectus supplement, the following provisions will apply to the subordinated debt securities.

The subordinated debt securities will, to the extent described in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all senior indebtedness (as defined below). Upon any payment or distribution of assets to creditors pursuant to any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of ours, the holders of senior indebtedness will be entitled to payment in full of any principal, premium, if any, and interest on such senior indebtedness, before the holders of the subordinated debt securities will be entitled to any payment in respect of any principal, premium, if any, or interest on the subordinated debt securities. Because of the subordination, our creditors may ratably recover less than the holders of senior indebtedness, and more than the holders of the subordinated debt securities, upon liquidation or insolvency.

If the maturity of any subordinated debt securities is accelerated, the holders at that time of all senior indebtedness then outstanding will first be entitled to receive payment in full of all amounts due thereon, before the holders of the subordinated debt securities will be entitled to receive any payment of any principal, premium, if any, and interest on the subordinated debt securities.

No principal, premium or interest payments may be made in respect of the subordinated debt securities if:

•	a default beyond any grace period in any payment of principal, interest or any other monetary amounts has occurred and is continuing regarding any senior indebtedness;

•	an event of default resulting in the acceleration of the maturity of any senior indebtedness has occurred and is continuing;

•	any judicial proceeding is pending regarding any such default; or

•	Dow dissolves, winds-up, liquidates or reorganizes, whether in bankruptcy, insolvency or otherwise.

For purposes of the subordination provisions of the subordinated indenture, the payment, issuance and delivery of cash, property or securities, other than stock and our specified subordinated securities, upon conversion of a subordinated debt security, is a principal payment in respect of the subordinated debt security.

The subordinated indenture does not limit or prohibit the incurrence of additional senior indebtedness, including indebtedness that is senior to the subordinated debt securities, but subordinate to our other obligations. The senior debt securities constitute senior indebtedness under the subordinated indenture.

The term “senior indebtedness” includes all amounts due on and obligations incurred in connection with any of the following, whether outstanding at the date the subordinated indenture is executed, or incurred or created after the subordinated indenture is executed, unless the instrument creating or evidencing the obligation provides that it is not senior in right of payment to the subordinated debt securities, or is equally senior with or junior to the subordinated debt securities:

•	our indebtedness, obligations and other liabilities, contingent or otherwise, incurred for money borrowed or evidenced by bonds, debentures, notes or similar instruments;

•	our reimbursement obligations and other liabilities, contingent or otherwise, regarding letters of credit, bankers’ acceptances issued for our account, or similar credit transactions;

•

obligations and liabilities, contingent or otherwise, in respect of leases by us as lessee that are accounted for as capitalized lease obligations on our balance sheet in accordance with generally accepted accounting principles;

•	our obligations and liabilities, contingent or otherwise, issued or assumed as the deferred purchase price of property, as conditional sale obligations, or under any title retention agreements;

•

all direct or indirect guarantees or similar agreements in respect of, and obligations or liabilities, contingent or otherwise, to purchase or otherwise acquire or assure a creditor against our loss in respect of, indebtedness, obligations, dividends, or liabilities of another person described in any of the four immediately preceding provisions;

•

any indebtedness described in any of the five immediately preceding provisions and that is secured by any mortgage, pledge, lien or other encumbrance existing on property owned or held by us, regardless of whether the indebtedness secured thereby has been assumed by us; and

•

any deferrals, renewals, extensions and refunds of, or amendments, modifications or supplements to, any indebtedness, obligation or liability described in any of the five immediately preceding provisions.

“Senior indebtedness” will not include trade accounts payable, accrued liabilities arising in the ordinary course of business or indebtedness to our subsidiaries.

The applicable prospectus supplement may further describe the provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series.

Consolidation, Merger and Sale of Assets

Dow may not merge or consolidate or sell or convey all or substantially all of its assets unless:

•	the successor corporation is Dow or is a domestic corporation that assumes Dow’s obligations on the debt securities and under the indenture; and

•	after giving effect to the transaction, Dow or the successor corporation would not be in default under the indenture.

Events of Default

With respect to any series of debt securities, any one of the following events will constitute an event of default under the indenture:

(1) default by Dow for 30 days in the payment of any installment of interest on the debt securities of that series;

(2) default by Dow in the payment of any principal on the debt securities of that series;

(3) default by Dow in the payment of any sinking fund installment;

(4) default by Dow in the performance, or breach by Dow, of any of the covenants or warranties contained in the indenture for the benefit of the debt securities of that series which is not remedied within a period of 90 days after receipt of written notice by Dow from the trustee or the holders of not less than 25% in principal amount of the debt securities of that series then outstanding;

(5) Dow commences bankruptcy or insolvency proceedings or consents to any bankruptcy relief sought against it;

(6) Dow becomes involved in involuntary bankruptcy or insolvency proceedings and an order for relief is entered against it, if that order remains unstayed and in effect for more than 60 consecutive days; or

(7) any other event of default established in accordance with a supplemental indenture or board resolution with respect to any series of debt securities.

No event of default described in clauses (1), (2), (3), (4) or (7) above with respect to a particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities.

The indenture provides that if an event of default under clauses (1), (2), (3), (4) or (7) above (but only if the event of default under clauses (4) or (7) is with respect to less than all series of debt securities then outstanding)

shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the then-outstanding debt securities of the series affected by the event of default, each affected series treated as a separate class, may declare the principal of all the debt securities of each affected series, together with accrued interest, to be due and payable immediately. If an event of default under clauses (4) or (7) above (but only if the event of default under clauses (4) or (7) is with respect to all of the series of debt securities then outstanding) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in the aggregate principal amount of all the debt securities then outstanding, treated as one class, may declare the principal of all the debt securities, together with accrued interest, to be due and payable immediately. If an event of default under clauses (5) or (6) above shall have occurred, the principal of all the debt securities, together with accrued interest, will become due and payable immediately without any declaration or other act by the trustee or any holder.

If prior to any judgment or decree for the payment of money due being entered or obtained, Dow delivers to the trustee an amount of money sufficient to pay all interest then due and the principal of any securities that have matured (other than through acceleration) and the trustee’s expenses and Dow has cured any defaults under the indenture, then such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be rescinded and annulled by the holders of a majority in principal amount of the debt securities of the series then outstanding, each such series treated as a separate class, or all debt securities treated as one class, as the case may be, as were entitled to declare such default. In addition, past defaults may be waived by the holders of a majority in principal amount of the debt securities of the series then outstanding, each series treated as a separate class, or all debt securities treated as one class, as the case may be, as were entitled to declare such default, except a default in the payment of the principal of or interest on the debt securities or in respect of a covenant or provision of the indenture that cannot be modified or amended without the approval of the holder of each debt security so affected.

Notwithstanding the foregoing, at Dow’s election, the sole remedy for an event of default specified in clause (4) above relating to the failure by Dow to comply with the covenant in the indenture requiring Dow to file with the trustee copies of the reports and other information it files with the SEC (“Dow’s SEC filing obligations”) and for any failure by Dow to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act of 1939, as amended (the “TIA”), which similarly requires Dow to file with the trustee copies of the reports and other information it files with the SEC, shall for the first 270 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the debt securities of such series at an annual rate equal to 0.25% of the principal amount of the debt securities. This additional interest will accrue on the debt securities from and including the date on which an event of default relating to a failure to comply with Dow’s SEC filing obligations or the failure to comply with the requirements of Section 314(a)(1) of the TIA first occurs to but not including the 270th day thereafter (or such earlier date on which the event of default shall have been cured or waived). On such 270th day (or earlier, if such event of default is cured or waived prior to such 270th day), such additional interest will cease to accrue and, if such event of default has not been cured or waived prior to such 270th day, then either the trustee or the holders of not less than 25% in the aggregate principal amount of the debt securities of such series then outstanding may declare the principal of all the debt securities of such series, together with accrued interest, to be due and payable immediately. This provision shall not affect the rights of holders in the event of the occurrence of any other event of default.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of debt securities before exercising any right or power under the indenture at the request of the holders of the debt securities. The indenture also provides that the holders of a majority in principal amount of the outstanding debt securities of all series affected, each series treated as a separate class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

The indenture requires Dow to file annually with the trustee a certificate as to the absence of any default or specifying any default that exists.

Satisfaction and Discharge of Indenture

The indenture with respect to any series, except for the surviving obligations, including Dow’s obligation to compensate the trustee and to pay the principal of and interest on the debt securities of that series, will be discharged and canceled upon the satisfaction of specified conditions, including:

•	payment of all the debt securities of that series; or

•

the deposit with the trustee of cash or U.S. government obligations or a combination of cash and U.S. government obligations sufficient for the payment or redemption in accordance with the indenture and the terms of the debt securities of that series.

Modification and Waiver

Dow and the trustee may modify and amend the indenture with the consent of the holders of more than 50% of the principal amount of the outstanding debt securities of each series which is affected. No supplemental indenture may, without the consent of the holders of all outstanding debt securities:

•	extend the final maturity of, reduce the rate or extend the time of payment of interest on, reduce the principal amount of, or reduce any amount payable on any redemption of, any debt securities; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.

Information About the Trustee

The trustee’s corporate trust office is located at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602. The trustee’s principal corporate trust office in New York City is located at 101 Barclay Street, New York, New York 10286.

DESCRIPTION OF WARRANTS

We may issue warrants, including warrants to purchase debt securities, as well as other types of warrants to purchase securities. Warrants may be issued independently or together with any securities and may be attached to or separate from the securities. The warrants are to be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent. You should read the particular terms of the warrants, which will be described in more detail in the applicable prospectus supplement. The applicable prospectus supplement will also state whether any of the general provisions summarized below do not apply to the warrants being offered.

Debt Warrants

The applicable prospectus supplement will describe the terms of debt warrants offered thereby, the warrant agreement relating to the debt warrants and the certificates representing the debt warrants, including the following:

•	the title of the debt warrants;

•	the aggregate number of debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the debt warrants may be payable;

•

the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each debt security;

•

the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the debt securities purchasable upon exercise of the debt warrants will be payable;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which and the currency or currencies, including composite currencies or currency units, in which the principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	a discussion of any material United States federal income tax considerations; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Certificates representing debt warrants will be exchangeable for new certificates representing debt warrants of different denominations, and debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities issuable upon exercise and will not be entitled to payment of principal of or any premium or interest on the debt securities issuable upon exercise.

Other Warrants

The applicable prospectus supplement will describe the following terms of any other warrants that we may issue:

•	the title of the warrants;

•	the securities (which may include common stock, preferred stock or depositary shares) for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•

if applicable, the designation and terms of the common stock, preferred stock or depositary shares with which the warrants are issued, and the number of the warrants issued with each share of common stock or preferred stock or each depositary share;

•	if applicable, the date on and after which the warrants and the related common stock, preferred stock or depositary shares will be separately transferable;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash the principal amount of debt securities or the number of shares of common stock or preferred stock or depositary shares at the exercise price as will in each case be described in, or can be determined from, the applicable prospectus supplement relating to the offered warrants. Warrants may be exercised at any time up to the close of business on the expiration date described in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Warrants may be exercised as described in the applicable prospectus supplement. Upon receipt of payment and the certificate representing the warrant properly completed and duly executed at the corporate trust office of the warrant agent or any other offices indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities issuable upon exercise. If less than all of the warrants represented by the certificate are exercised, a new certificate will be issued for the remaining warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

Dow may issue stock purchase contracts that obligate you to purchase from Dow, and obligate Dow to sell to you, a specified or varying number of shares of common stock at a future date or dates. Alternatively, the stock purchase contracts may obligate Dow to purchase from you, and obligate you to sell to Dow, a specified or varying number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to the stock purchase contract upon the occurrence of specified events.

The stock purchase contracts may be entered into separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for your obligations to purchase or sell the shares of common stock or preferred stock, as the case may be, under the stock purchase contracts, either:

•	common stock;

•	preferred stock;

•	debt securities; or

•	debt obligations of third parties, including U.S. Treasury securities.

The stock purchase contracts may require Dow to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The stock purchase contracts may require you to secure your obligations in a specified manner, and, in some circumstances, Dow may deliver newly issued prepaid stock purchase contracts upon release to you of any collateral securing your obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. However, that description will not purport to be complete and will be qualified in its entirety by reference to:

•	the stock purchase contracts;

•	the collateral arrangements and depositary arrangements, if applicable, relating to the stock purchase contracts or stock purchase units; and

•	if applicable, the prepaid stock purchase contracts and the document pursuant to which the prepaid stock purchase contracts will be issued.

PLAN OF DISTRIBUTION

Dow may sell the securities:

•	directly to purchasers, or

•	through agents, underwriters or dealers, or

•	through a combination of any of these methods of sale.

Dow may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Dow may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. Dow will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.

Dow may designate agents to solicit offers to purchase the securities from time to time. These agents may be deemed to be underwriters, as defined in the Securities Act of 1933, involved in the offer or sale of the securities. The prospectus supplement will name the agents and any commissions Dow pays them. Agents may be entitled to indemnification by Dow against certain liabilities, including liabilities under the Securities Act of 1933, under agreements between Dow and the agents, and the agents or their affiliates may extend credit to or engage in transactions with or perform services for Dow in the ordinary course of business. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

If Dow uses any underwriters in the sale of any of the securities, Dow will enter into an underwriting agreement with them at the time of sale and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement that the underwriters use to make resales of the securities. The underwriters may be entitled under the relevant underwriting agreement to indemnification by Dow against certain liabilities, including liabilities under the Securities Act of 1933, and the underwriters or their affiliates may extend credit to or engage in transactions with or perform services for Dow in the ordinary course of business.

If Dow uses dealers in the sale of the securities, Dow will sell the securities to those dealers, as principal. The dealers may then resell the securities to the public at varying prices to be determined by them at the time of resale. Dealers may be entitled to indemnification by Dow against certain liabilities, including liabilities under the Securities Act of 1933, and the dealers or their affiliates may extend credit to or engage in transactions with or perform services for Dow in the ordinary course of business.

Shares of Dow common stock are principally traded on the New York Stock Exchange. Shares of Dow common stock also are listed on the London, Switzerland and Tokyo exchanges. Each series of securities will be a new issue and, other than the common stock, will have no established trading market. Dow may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, Dow will not be obligated to do so. Dow can give no assurance as to the liquidity of the trading market for any of the offered securities.

VALIDITY OF SECURITIES

In connection with particular offerings of the securities in the future, the validity of those securities, other than capital securities, will be passed upon for Dow by Duncan A. Stuart, Dow’s Associate General Counsel—Corporate Transactions or another of Dow’s lawyers named in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, Mayer Brown LLP, Chicago, Illinois, will act as legal counsel to the underwriters, agents or dealers. Mayer Brown LLP has from time to time acted as counsel for Dow and its subsidiaries and may do so in the future.

EXPERTS

The consolidated financial statements and the related financial statement schedule of Dow incorporated in this prospectus by reference from Dow’s Annual Report on Form 10-K, and the effectiveness of Dow’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Dow Corning Corporation, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Dow, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Dow files reports, proxy statements and other information with the SEC under the Exchange Act, as amended, or the Exchange Act. You may read and copy that information at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information relating to the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

The SEC also maintains an internet site that contains reports, proxy statements and other information about issuers, including Dow, that file electronically with the SEC. The address of that site is http://www.sec.gov.

You can also inspect reports, proxy statements and other information about Dow at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows Dow to “incorporate by reference” information into this prospectus. This means that Dow can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference Dow’s Annual Report on Form 10-K for the year ended December 31, 2012 and our definitive Proxy Statement filed on March 30, 2012 (but only with respect to the information under the following captions: “Corporate Governance,” “Agenda Item 1: Candidates for Election as Director,” “Compensation and Leadership Development Committee Report,” “Compensation Information,” “Equity Compensation Plan Information,” “Beneficial Ownership of Company Stock,” “Agenda Item 2: Ratification of the Appointment of the Independent Registered Public Accounting Firm” and “Audit Committee Report”).

Dow also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until Dow has sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Dow’s subsequent filings with the SEC will automatically update and supersede information in this prospectus.

You may obtain a copy of any of the documents incorporated by reference in this registration statement at no cost by writing to or telephoning Dow at the following address and telephone number:

Office of the Corporate Secretary

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Telephone: 989-636-1792

Dow has not authorized anyone to give any information or make any representation about Dow that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

$2,000,000,000

The Dow Chemical Company

$900,000,000 3.500% Notes due 2024

$600,000,000 4.250% Notes due 2034

$500,000,000 4.625% Notes due 2044

Prospectus Supplement

Joint Book-Running Managers

Citigroup

Deutsche Bank Securities

Mizuho Securities

RBS

Senior Co-Managers

Banca IMI

BBVA

RBC Capital Markets

Santander

Scotiabank

SMBC Nikko

SOCIETE GENERALE

Standard Chartered Bank

Wells Fargo Securities

Co-Managers

Ramirez & Co., Inc.

The Williams Capital Group, L.P.

September 9, 2014